UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Advocat Inc.

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ADVOCAT INC.
1621 Galleria Boulevard
Brentwood, Tennessee 37027
May 18, 2009
VOTE THE WHITE PROXY CARD FOR ADVOCAT’S DIRECTORS AT THE 2009 ANNUAL MEETING
Dear Fellow Shareholder:
     We are writing to alert you that a dissident shareholder, Bristol Investment Fund, LTD. (“Bristol”), has proposed a slate of two director nominees in opposition to the Directors nominated for re-election by your Board of Directors. We believe that your Board’s nominees are more qualified, experienced and better able to represent the interest of all Advocat shareholders. Please support your Board of Directors by signing, dating and mailing the enclosed WHITE proxy card. Your vote is important, regardless of the number of shares that you own, so please act at your earliest convenience. We also urge you to discard any materials that you receive from the dissident Bristol.
Bristol’s nominees DO NOT bring new capabilities or skills to Advocat.
     After careful consideration, we believe that the proxy statement provided by the dissident Bristol fails to provide any reason for shareholders to support its hand-picked nominees. The Bristol proxy states:

“Bristol has been a long term investor of Advocat, since June 2006, and believes that it is one of the largest shareholders independent of the Board and management, beneficially owning approximately 7.44% of the outstanding Shares. As such, we believe that our interests as shareholders are closely aligned with yours.”

     It appears from the Bristol proxy statement that the primary reason Bristol believes that shareholders should vote for its nominees is that Bristol, as a large shareholder, has a vested financial interest in seeing that shareholder value is maximized. Bristol also wants you to believe that this financial interest isn’t shared by the existing Board. Do not be misled.
     What Bristol fails to tell you is that your Board of Directors’ collective ownership of Advocat stock substantially exceeds the position reported by the dissidents. In fact, your Board maintains an investment in Advocat of approximately 25% of its common stock. Wallace E. Olson, Chairman of the Board and a Director, owns approximately 555,199 shares (9.8% of our outstanding shares) and Chad McCurdy, another independent Director, owns approximately 632,300 shares (11.1% of our outstanding shares). Each of these current directors has a substantially larger investment in your Company than the dissident Bristol. In fact, Mr. McCurdy was added to your Board in 2008 after shareholders commented that our Board members did not represent enough stock ownership in our Company. Mr. McCurdy was already a significant shareholder when he joined your Board, and has continued to increase his holdings since that time. All of our Directors take very seriously their obligation to represent the interests of all of our shareholders and we believe that two of our Directors, as significant shareholders, bring to the Board the perspective of shareholders with significant vested financial interests in the successful operation of Advocat. We urge you to look at the facts. Do not be misled by the dissident.
     Neither Bristol candidate lists any experience in the areas of long term care, multi-location operations, public company board experience, or operating experience as a CEO or COO. What’s more, the Bristol nominee Richard McKilligan does not directly or indirectly own any shares of Advocat stock — not a single share, which calls into question the accuracy of the primary stated reason put forth by Bristol for consideration of this nominee. Ask yourself if he will adequately represent your interests. Remember, unlike you, he has not invested a dime of his own money in Advocat. Not only that, but Mr. McKilligan does not disclose any experience serving on a public company board of directors.
Your Board Nominees have significant experience in long-term care that benefits Advocat and its Shareholders.
     Your Board of Directors believe that Advocat and its shareholders are best served by a Board composed of Directors with diverse and complementary backgrounds forming a well balanced, qualified and dedicated Board of Directors. In addition to the current Directors with extensive shareholder stakes in the Company, your two Directors standing for re-election have the relevant background, qualifications and experience to best serve the interests of all Advocat shareholders. Take a closer look at your Company’s nominees and judge for yourself:
     Richard M. Brame has over 30 years of direct, hands-on experience in managing the operations of long term care facilities. He obtained this experience as the Chief Financial Officer of Covington Senior Living, LLC, Atlanta, GA., as President of Regency Health Management, LLC from July 1999 to March 2008 and as President of Regency Healthcare, LLC from 2006 to March 2008. Mr. Brame was also President of the General Partner of San Angelo Nursing Center, LP from October 2001 to March 2005. In addition, Mr. Brame was President of Ooltewah Investments, Inc. from 1992 to 2006.
     William R. Council joined Advocat in 2001 as Chief Financial Officer and has been serving the Company as Chief Executive Officer since October 2002. Mr. Council has over 18 years of experience as a hands-on manager and adviser in the health care industry, with most of that time directly in the long term care profession.
     As described above, both Mr. Brame and Mr. Council have extensive background and experience in skilled nursing home operations. In reviewing the qualifications of the Bristol nominees, shareholders should take note that neither Bristol nominee has any skilled nursing home operation experience whatsoever. We do not believe that replacing the two experienced and qualified Directors with the most skilled nursing home operations experience on our Board with nominees that do not have any such experience is in the best interest of shareholders.
Your Board of Directors Listens to its Shareholders and Acts on their advice.
     Bristol indicates in its proxy statement that it has tried to communicate with the Company in the past. As is the case of our dealings with all shareholders, the Company welcomes their ideas and suggestions. The fact that the Company listens to and acts upon the ideas of its shareholders is reflected in items raised by Bristol in its proxy statement. For example, Bristol states that it has made a number of requests that the Company take certain actions. These include:
•	Nominate Board members that represent institutional shareholders.
     In March 2008, the Company expanded the Board and added Chad A. McCurdy as an additional Director. Mr. McCurdy is a Managing Partner of Marlin Capital Partners, LLC, one of the Company’s largest institutional shareholders.
•	Hire a credible investment bank to review alternatives to enhance shareholder value, including an immediate stock buyback.
     Your Board is always considering alternatives to enhance shareholder value and frequently meets with investment bankers to discuss such alternatives. From November 2007 through April 2008, the Company implemented a stock buy back program pursuant to which 231,800 shares of our common stock were repurchased. The Company continues to seek and utilize the advice of several recognized investment banking firms.
•
Bristol submitted a shareholder proposal to the Company in December 2007 proposing that the following resolution be voted at the 2008 shareholders meeting: “RESOLVED, that the stockholders of the Corporation recommend that the Board of Directors promptly engage and investment banking firm and pursue a sale, or liquidation of the Corporation.”

     While your Board did not believe that the resolution proposed by Bristol was in the best interest of Advocat or its shareholders at that time, we included the proposal in our proxy statement for the 2008 annual shareholders meeting. Advocat shareholders overwhelmingly rejected this proposal. The proposal received 2,387,436 negative votes, and even including Bristol’s 294,834 shares, only 445,715 votes in favor.
     Contrary to what Bristol wants you to believe, your Board has in the past and will continue to listen to its individual shareholders, but it will also continue to act in the best interests of all Advocat shareholders.
Your Board is in the Best Position to Represent all Shareholders.
     Your Board is committed to representing all of our shareholders and seeking to maximize value for all of its shareholders. We do not believe that either you or the Company is well served if some of our Directors were to represent only interests of a particular group or specific self-serving agenda. Rather, we believe that the Company and you should benefit from the collective wisdom of a diverse Board of Directors that acts responsibly and objectively in the best long-term interest of all shareholders.
     It is not clear from Bristol’s proxy statement exactly what agenda its nominees would seek, although Bristol’s proxy statement states that it believes the Board should address the following matters:
•	Are shareholders obtaining the maximum value for their interests by continuing Advocat as a stand alone business or would shareholders benefit by a sale or merger?

     This statement implies that Bristol’s possible agenda may include the sale of Advocat for the best price they can get regardless of the limitations of the current environment in the stock market. Your Board has in the past and will continue to evaluate whether a sale or merger is in the best interest of our shareholders. However, given the current economic environment the Board does not at this time believe that the Company could receive appropriate valuation, reflective of the underlying value of the Company in a sale or other strategic transaction. We believe that the best approach to deliver long term value for all shareholders is to continue on a path of making sound investments in the business that will maximize cash flow and provide long term returns to shareholders.
Your Board Takes its Oversight Responsibilities Seriously.
     Your Board of Directors takes very seriously the compensation of its management and attempts to tie such compensation to the successful operation of the Company. In this analysis, the Board also has to consider market forces by looking at comparable companies. In 2006 and again in 2008, the compensation committee of your Board engaged an outside adviser, Compensation Strategies, Inc., to assist the compensation committee. This firm worked with the compensation committee with compensation program design, review of senior executive compensation, preparation of comprehensive competitive compensation analyses for our executive officers, and made suggestions regarding the components of compensation, amounts allocated to those components, and the total compensation opportunities for the CEO and the other executive officers. Compensation Strategies also provided the committee with information on executive compensation trends and best practices and advice for potential improvements to the executive compensation program.
     Bristol identifies four companies in its proxy statement that Bristol believes are comparable to Advocat. These companies are The Ensign Group, Inc. (ENSG), Kindred Heathcare Inc. (KND), Skilled Healthcare Group, Inc. (SKH) and Sun Healthcare Group, Inc. (SUNH). You should know that Advocat’s total compensation for 2008 of its three top executives is well below the compensation received by the executives in comparable positions within these same four companies. Take a close look for yourself at the facts:

Company	CEO	CFO	COO(1)
KND	$4,440,979	$1,177,484	$2,230,246
SUNH	$2,400,574	$1,186,703	$1,401,993
SKH	$1,400,809	$824,035	$982,497
ENSG	$986,658	$544,363	$870,843
AVCA	$726,951	$351,905	$471,287

(1) Not all of these companies identify a position as chief operating officer. For SUNH this is the reported compensation for the position titled President-SunBridge and for ENSG, this is the reported compensation for the position titled President, Bandera Healthcare, Inc.
     As evidence of commitment of the Board and management strengthening the condition of the Company, the following steps were taken during 2008.
•	In the latter half of 2008, we undertook a complete evaluation of each facility we operate and implemented plans to improve marketing, census, quality mix and ancillary services.

•	We developed a target list of homes most affected by the recent economic downturn and provided additional attention to those facilities to help improve their performance.

•	We have continued to make capital investments in the facility renovation projects, which we believe will continue to help us improve our census and patient acuity mix.

•
We have implemented strategies to improve our risk management and achieve a long-term reduction in professional liability exposure. As part of this initiative, we are currently evaluating a state of the art electronic medical records system.

•	We implemented a wage freeze for its corporate and regional management teams, with reduced wage increases for the balance of the Company’s employees.
     One advantage Advocat has in this current economic environment is that it continues to generate strong cash flow. We are committed to making sound decisions with regard to investment of that cash flow to provide the best long term return to shareholders. Your Board and management are committed to work with an effective strategy to continue to improve our performance during these difficult economic times.
     As we’ve said before, your Board believes that Advocat and its shareholders are best served by a Board made up of Directors with deep experience and interest in our industry, as well as financial, regulatory and marketing expertise. Each of your nominees has made, and will continue to make, important contributions to our business and bring additional and valuable expertise to your Board. Your entire Board will consider both the near-term and long-term prospects of our business as it evaluates ways to enhance shareholder value. By electing the Board’s nominees, you will have many strong voices on the Board to help ensure that the Board acts in the best interests of all of our shareholders.
YOUR VOTE IS IMPORTANT.
     Your Board is unanimous in its opposition to Bristol’s nominees who are long on criticism and short on long term care experience, multi-location operations and shareholder value ideas. Please discard Bristol’s proxy card and sign, date and mail the Company’s enclosed WHITE proxy card at your first convenience. Your vote is important, so please act promptly. If you have any questions or need assistance in submitting your vote, please contact D. F. King & Co., Inc., which is assisting your Company.
Shareholders call toll free: (800) 628-8536
Banks and Brokers call collect: (212) 269-5550
On behalf of your Board of Directors, thank you for your continued support.
Wallace E. Olson
Chairman of the Board

Additional Information and Where To Find It
This letter may be deemed to be solicitation material in respect of the matters to be considered at the 2009 annual meeting of shareholders. The Company has filed the definitive proxy statement with the Securities and Exchange Commission (“SEC”) on May 5, 2009. Investors and shareholders are urged to read the proxy statement, the white proxy card and any other relevant documents filed or that will be filed with the SEC because they contain important information. Investors and shareholders may obtain the proxy statement and other relevant documents free of charge at the SEC’s Web site, www.sec.gov; at Advocat’s website, www.irinfo.com/AVC; or from Advocat Inc., 1621 Galleria Boulevard, Brentwood, Tennessee 37027.
Participants in Solicitation
Advocat and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies in respect of the matters to be considered at the 2009 annual meeting of shareholders. Information regarding the interests of Advocat’s directors and executive officers in the proxy contest is included in Advocat’s definitive proxy statement.

Advocat Inc. ELECTRONIC VOTING ALTERNATIVES your vote Is important. please vote promptly! vote by telephone or via the internet VOTE BY INTERNET VOTE BY TELEPHONE It is fast and convenient, and your vote is immediately confirmed and recorded. Call TOLL-FREE on a touch-tone telephone. Follow these four easy steps to vote online: Follow these four easy steps to vote via telephone: 1. Read the proxy statement and voting form. 1. Read the proxy statement and voting form. 2. Go to the Web site www.proxyvote.com. 2. Call TOLL-FREE 1-800-454-8683. 3. Enter your 12-digit Control Number located on your voting form. 3. Enter your 12-digit Control Number located on your voting form. 4. Follow the instructions provided. 4. Follow the recorded instructions. If you need assistance voting your shares, please call D. F. King & Co., Inc. at 1-800-628-8536.